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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

HELEN OF TROY LIMITED
COMPLETES ACQUISITION OF BRUT(R) BRAND
FROM UNILEVER

          EL PASO, Texas SEP. 29 - Helen of Troy Limited (NASDAQ, NM: HELE) designer, developer and worldwide marketer of brand-name personal care products, today reported the closing of its previously announced acquisition of the Brut brand name.

          On September 2, 2003, Helen of Troy announced the signing of a definitive agreement to acquire Brut for the United States, Canada, Mexico, Puerto Rico and elsewhere in Latin America from Unilever. The transaction was finalized today following the required regulatory approval. The acquisition includes Brut Fragrances, Deodorants and Antiperspirants, and is expected to produce approximately $40 million in sales over the next 12 months. There will be a three month transition period during which operations will be transferred to Helen of Troy. Earnings per share contribution for the Brut brand is expected to be in the range of $.20 - $.24 for fiscal year 2005, beginning March 1, 2004. Helen of Troy Limited has obtained a short term credit facility of $50 million that will be partially utilized in conjunction with cash on hand to finance this acquisition.

         Gerald J. Rubin, Helen of Troy's Chairman, Chief Executive Officer and President, commenting on the acquisition of this new brand stated, "We are pleased to add the Brut name to our well known consumer brands of lotion and liquid products sold through our Idelle Labs sales division. This will more than double Idelle Labs' sales for the coming year." Rubin concluded.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name personal care consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon(R), licensed from The Procter & Gamble Company, Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., Sunbeam(R) licensed from American Household, Inc., Sea Breeze(R), licensed from Shisheido Corporation, and Vitapointe(R) licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy's owned trade names include Dazey(R), Caruso(R), Karina(R), DCNL(TM), Nandi (TM), Isobel(TM), WaveRage(R), Vitalis(R), Final Net(R), Ammens(R), and Condition 3-in-1(R). The Company also markets hair and beauty care products under the Helen of Troy(R), Hot Tools(R), Hot Spa(R), Salon Edition(R), Gallery Series(R), Wigo(R) and Ecstasy(R) trademarks to the professional beauty salon industry.

            This press release may contain certain forward-looking statements, which are subject to change. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words "anticipates," "believes", "expects" and other similar words identify forward-looking statements. The Company cautions readers to not place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the company's financial results are included in the company's Form 10-K for the year ended February 28, 2003 and the Form 10-Q for the quarter ended May 31, 2003.



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2003